Exhibit 99.1

Alnylam Pharmaceuticals Reports Fourth Quarter and 2009 Financial Results

– Advanced Clinical Pipeline, Achieved Major Progress in Delivery, Advanced Partnerships, and Continued Leadership in Intellectual Property –

– Ended 2009 with $435 Million in Cash and Achieved Highest Quarterly and Annual Revenues to Date –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 25, 2010--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the fourth quarter and year ended December 31, 2009, and company highlights.

“We made great strides in 2009 as we continue to lead the industry’s efforts in the discovery and development of RNAi therapeutics. Notable in our year’s efforts was the significant progress we made in the advancement of our clinical pipeline and our major breakthroughs in delivery with a new second generation lipid nanoparticle platform. Overall, we believe we continue to lead the world in the translation of RNAi into clinical studies and that we will extend this leadership in the translation of these innovative medicines to the marketplace,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “As we start what we believe could be viewed as an ‘RNA Decade,’ we have positioned ourselves well to continue advancing RNAi therapeutics as a whole new class of medicines, and execute on our strategy of building a top-tier biopharmaceutical company founded on RNAi.”

“Important in 2009, and a key factor in future value creation, was the strength of our existing major partnerships,” said Barry Greene, President and Chief Operating Officer of Alnylam. “While we had aimed to form additional partnerships in 2009, we now expect to form new collaborations in 2010 across potential platform technology and product opportunities and/or our efforts in microRNA-based therapeutics with Regulus. Further, the successful launch of our Alnylam Biotherapeutics initiative forms the foundation of additional alliance opportunities across the entire biotech industry. Of course a critical element across all of these opportunities, in addition to our scientific leadership, is the dominance of our intellectual property position that we strengthened significantly in 2009 and expect to continue to strengthen in 2010.”

Cash, Cash Equivalents and Total Marketable Securities

At December 31, 2009, Alnylam had cash, cash equivalents and total marketable securities of $435.3 million, as compared to $512.7 million at December 31, 2008.

Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the fourth quarter of 2009 was $7.8 million, or $0.19 per share on both a basic and diluted basis (including $3.9 million, or $0.09 per share of non-cash stock-based compensation expense), as compared to a net loss of $9.4 million, or $0.23 per share on both a basic and diluted basis (including $3.4 million, or $0.08 per share of non-cash stock-based compensation expense), for the same period in the previous year. For the year ended December 31, 2009, the net loss was $47.6 million, or $1.14 per share (including $19.7 million, or $0.47 per share of non-cash stock-based compensation expense), as compared to a net loss of $26.2 million, or $0.64 per share (including $16.4 million, or $0.40 per share of non-cash stock-based compensation expense), for the prior year.

Revenues

Revenues were $26.6 million for the fourth quarter of 2009, as compared to $24.4 million for the same period last year. Revenues for the fourth quarter of 2009 included $15.2 million of collaboration revenues related to the company’s alliance with Roche, $5.5 million of revenues from the company’s alliance with Takeda Pharmaceuticals Company Limited, which began in the second quarter of 2008, and $5.9 million of expense reimbursement and amortization revenues from Novartis, the National Institutes of Health (NIH), Cubist Pharmaceuticals, Inc., Biogen Idec Inc., InterfeRx™, research reagent and services licenses, and other sources. Revenues were $100.5 million for the year ended December 31, 2009, as compared to $96.2 million for the prior year. Revenues increased for the year ended December 31, 2009 as compared to the year ended December 31, 2008 primarily as a result of a full year of GAAP revenues earned from the company’s May 2008 alliance with Takeda. Revenues for the year ended December 31, 2009 included $56.9 million of collaboration revenues related to the company’s alliance with Roche, $21.7 million of revenues related to the company’s collaboration with Takeda, and $21.9 million of revenues related to the company’s collaborations with Novartis, the NIH, Cubist, Biogen Idec, InterfeRx, research reagent and services licenses, and other sources.

Research and Development Expenses

Research and development (R&D) expenses were $21.6 million in the fourth quarter of 2009, which included $2.0 million of non-cash stock-based compensation, as compared to $24.9 million in the fourth quarter of 2008, which included $1.5 million of non-cash stock-based compensation. The decrease in R&D expenses in the fourth quarter of 2009 as compared to the prior year period was due primarily to license fees incurred in the prior year period related to various intellectual property assets, partially offset by an increase in clinical trial and manufacturing expenses. R&D expenses were $108.7 million for the year ended December 31, 2009, which included $11.4 million of non-cash stock-based compensation, as compared to $96.9 million for the prior year, which included $9.6 million of non-cash stock-based compensation. R&D expenses for the year ended December 31, 2009 increased as compared to the year ended December 31, 2008 primarily as a result of increased clinical trial and manufacturing expenses. Also contributing to the increase in R&D expenses for the year ended December 31, 2009 was an increase in compensation and related expenses, non-cash stock-based compensation, and facilities-related expenses due primarily to additional R&D headcount to support the company’s alliances and expanding product pipeline.

General and Administrative Expenses

General and administrative (G&A) expenses were $13.1 million in the fourth quarter of 2009, which included $1.9 million of non-cash stock-based compensation, as compared to $7.3 million for the same period in 2008, which included $1.9 million of non-cash stock-based compensation. The increase in G&A expenses for the fourth quarter of 2009 was due primarily to higher professional service fees in association with business activities, primarily legal activities. G&A expenses were $39.9 million for the year ended December 31, 2009, which included $8.3 million of non-cash stock-based compensation, as compared to $27.1 million for the prior year, which included $6.8 million of non-cash stock-based compensation. The increase in G&A expenses during the year ended December 31, 2009 as compared to the prior year was due primarily to higher professional service fees in association with business activities, primarily legal activities, as well as higher non-cash stock-based compensation.

Regulus Therapeutics

Alnylam incurred $1.5 million and $3.9 million equity in loss of joint venture related to the company’s share of the net losses incurred by Regulus Therapeutics Inc. for the fourth quarter of 2009 and 2008, respectively. The company incurred $4.9 million and $9.3 million equity in loss of joint venture in the years ended December 31, 2009 and 2008, respectively. These amounts were related to the company’s share of the net losses incurred by Regulus, which was formed in September 2007 and is focused on the discovery, development, and commercialization of microRNA-based therapeutics. Through December 31, 2008, the company was recognizing the first $10.0 million of losses of Regulus as equity in loss of joint venture in its consolidated statements of operations because the company was responsible for funding those losses through its initial $10.0 million cash contributions. Beginning in January 2009, in connection with the conversion of Regulus to a C corporation, the company is recognizing approximately 49% of the income and losses of Regulus.

Interest Income

Interest income was $0.8 million for the fourth quarter of 2009, as compared to $2.7 million for the fourth quarter of 2008. Interest income was $5.4 million for the year ended December 31, 2009, as compared to $14.4 million in 2008. The decrease in interest income was due primarily to significantly lower average interest rates as compared to the prior year.

Income Taxes

Income tax benefit, primarily the result of a $0.3 million tax credit awarded by the Massachusetts Life Sciences Center, was $0.4 million for the fourth quarter of 2009, as compared to income tax expenses of $0.1 million for the fourth quarter of 2008. The company recorded income tax expenses, primarily as a result of its alliances with Roche and Takeda, of $0.6 million and $0.7 million for the years ended December 31, 2009 and 2008, respectively.

2010 Financial Guidance

Alnylam expects that its cash, cash equivalents and total marketable securities balance will be greater than $325 million at December 31, 2010, which excludes the potential payment from Novartis should they decide to execute their adoption license later this year.

“In 2009, we achieved our highest quarterly and annual revenues to date due primarily to a strong and steady stream of recurring revenues resulting from our existing alliances, including our recent milestone with Roche,” said Patricia Allen, Vice President, Finance and Treasurer of Alnylam. “This allows us to continue to invest prudently in our RNAi therapeutics programs and scientific platform. We expect to finish 2010 with greater than $325 million in cash, which excludes the potential adoption license payment from Novartis.”

2009 and Recent Significant Corporate Highlights

Product Pipeline and Scientific Leadership Highlights

  Expanded Development of ALN-RSV for Treatment of Respiratory Syncytial Virus (RSV) Infection. Alnylam and Cubist presented complete data from a Phase IIa randomized, double-blind study of inhaled ALN-RSV01 or placebo in RSV-infected lung transplant patients. This study achieved its primary objective of demonstrating safety and tolerability for ALN-RSV01. Based on the results of this study, Alnylam has recently initiated a double-blind, placebo-controlled, randomized Phase IIb study of ALN-RSV01 in RSV-infected adult lung transplant patients. The study will be performed in over 30 sites worldwide and aims to enroll up to 76 patients. The primary study endpoint is the incidence of new or progressive bronchiolitis obliterans syndrome (BOS), a life threatening complication of RSV infection and an irreversible disease of the transplanted lung, resulting in approximately 50% mortality within three to five years of onset.
  Continued Clinical Development of ALN-VSP for Treatment of Liver Cancers. Alnylam initiated a Phase I multi-center, open label, dose escalation trial to evaluate the safety, tolerability, pharmacokinetics, and pharmacodynamics of ALN-VSP in patients with advanced solid tumors with liver involvement, including hepatocellular carcinoma (HCC). ALN-VSP is the company’s first systemic RNAi program and represents Alnylam’s first clinical program in oncology. A significant number of patients have been enrolled across multiple dose cohorts, and Alnylam expects to present preliminary data from the initial dose cohorts of the Phase I trial in mid-2010.
  Advanced ALN-TTR Program for Transthyretin-Mediated Amyloidosis (ATTR) Toward the Clinic. Alnylam is on track to initiate a Phase I trial in ATTR patients in the first half of 2010. ALN-TTR01 is a systemically delivered RNAi therapeutic that employs first generation lipid nanoparticles (LNPs). Pre-clinical studies have demonstrated potent and durable silencing of both the normal and mutated transthyretin (TTR) gene in rodents and non-human primates. Further, administration of the RNAi therapeutic has been shown to reduce the pathogenic accumulation of mutant TTR in peripheral tissues in studies performed in a transgenic mouse model of ATTR. In parallel, Alnylam is also advancing ALN-TTR02 utilizing second generation LNPs.
  Continued to Advance Additional Development and Pre-Clinical Programs. Alnylam continued to advance its additional development programs including ALN-PCS, an RNAi therapeutic targeting proprotein convertase subtilisin/kexin type 9 (PCSK9) for the treatment of hypercholesterolemia, and, in collaboration with Medtronic, Inc., ALN-HTT, an RNAi therapeutic targeting the huntingtin gene for the treatment of Huntington’s disease. Alnylam expects to advance its ALN-PCS program toward the clinic with a goal of initiating a Phase I clinical trial in 2011. Further, Alnylam is advancing a number of additional pre-clinical RNAi therapeutic programs. In addition, Alnylam is advancing its microRNA-based therapeutic programs through its co-ownership of Regulus. Regulus’ lead program, which was recently partnered with GlaxoSmithKline (GSK), is an anti-miR targeting miR-122 for the treatment of hepatitis C virus (HCV) infection. Regulus plans to advance this program toward the clinic in 2011.
  Achieved Major Advances in Delivery of RNAi Therapeutics. In collaboration with scientists at the Massachusetts Institute of Technology (MIT) and, separately, in collaboration with scientists at AlCana Technologies, Inc., Tekmira Pharmaceuticals Corporation, and The University of British Columbia (UBC), Alnylam published on the discovery of novel lipids that enable formulation of second generation LNPs with markedly enhanced gene silencing potency, with in vivo effects achieved at doses as low as 0.01 mg/kg in rodents and non-human primates (Love et al., Proc. Natl Acad. Sci. USA, 107(5):1864-9, 2010 and Semple et al., Nature Biotechnology, 28: 172-178, 2010). Further, Alnylam presented new pre-clinical data at the “Advances in Biopharmaceuticals” Keystone Symposium showing:

  -- the in vivo mechanism for systemic delivery of LNP-encapsulated siRNAs, demonstrating that endogenous apolipoprotein E (ApoE) mediates hepatocyte delivery of LNPs via ApoE receptors such as the LDL receptor;

  -- the ability to achieve targeted delivery of engineered LNPs via the asialoglycoprotein receptor (ASGR); and,

  -- delivery of RNAi therapeutics with novel LNPs to immune cells, including macrophages and dendritic cells.

  Formed New Collaborations Focused on Delivery of RNAi Therapeutics. Alnylam formed a new research collaboration with scientists at UBC and AlCana, in addition to Tekmira, focused on the discovery of novel cationic lipids for use in LNPs for the systemic delivery of RNAi therapeutics. Alnylam also formed a new collaboration with Isis focused on the development of single-stranded RNAi (ssRNAi) technology.
  Launched Alnylam Biotherapeutics. Alnylam presented data at the company’s 2009 R&D Day regarding the application of RNAi technology to improve the manufacturing processes for biologics, an approach the company is advancing in an internal effort called “Alnylam Biotherapeutics.” In particular, Alnylam Biotherapeutics is advancing RNAi technologies to improve the quantity and quality of biologics manufacturing processes using mammalian cell culture, such as Chinese hamster ovary (CHO) cells. RNAi technology can be applied to the improvement of manufacturing processes for existing marketed drugs, new drugs in development, and for the emerging biosimilars market.
  Continued Scientific Leadership. During 2009, scientists from Alnylam and Regulus demonstrated continued scientific leadership with the publication of 25 peer-reviewed scientific papers in some of the world’s top journals. A list and description of Alnylam’s and Regulus’ peer-reviewed publications in the fourth quarter of 2009 and to date in 2010 is provided at the end of this press release.

Business Execution Highlights

  Formed Partnership with Cubist for Advancement of ALN-RSV Program. Alnylam formed a strategic collaboration with Cubist for the development and commercialization of the company’s ALN-RSV program. Alnylam’s partnership with Cubist is a 50-50 co-development and profit share arrangement in North America, and a milestone- and royalty-bearing license arrangement in the rest of the world outside of Asia, where ALN-RSV is partnered with Kyowa Hakko Kirin Co., Ltd. In November 2009, Alnylam and Cubist agreed that Alnylam would move forward with the development of ALN-RSV01 in adult transplant patient populations, and the two companies would focus the collaboration and joint development efforts on ALN-RSV02 in pediatric patients. Cubist retains a right to opt-in to the ALN-RSV01 program.
  Extended Novartis Collaboration for Fifth and Final Planned Year. Novartis elected to extend the company’s RNAi therapeutics collaboration for a fifth and final planned year, through October 2010, resulting in continued R&D funding to Alnylam.
  Advanced 2007 Alliance with Roche. Roche and Alnylam announced the initiation of the drug discovery phase of their 2007 alliance. In addition, Alnylam received a milestone payment from Roche related to the initiation of pre-IND studies for an RNAi therapeutic product candidate.
  Regulus Formed New Collaboration with GSK. Regulus formed a new collaboration with GSK to develop and commercialize microRNA-based therapeutics targeting miR-122 in all fields with HCV infection as the lead indication. The new HCV collaboration includes the potential for more than $150 million in upfront and milestone payments, in addition to royalties to Regulus. Regulus and GSK aim to advance anti-miR-122 toward the clinic in 2011.
  Regulus Raised $20 Million in Series A Financing. Alnylam and Isis continued their investment in Regulus with a $20 million Series A preferred equity financing.
  Continue to Form New Partnerships in 2010. In 2010, and in addition to the recently announced HCV collaboration between Regulus and GSK, Alnylam expects to form additional new alliances, which could include: platform alliances, such as the company’s partnerships with Takeda and Roche; product alliances, such as those the company has formed with Medtronic, Kyowa Hakko Kirin, and Cubist; alliances with Regulus, such as that formed with GSK; alliances with the Alnylam Biotherapeutics initiative; as well as the formation of new business ventures.

Intellectual Property (IP) Highlights

  Advanced Alnylam’s IP Estate with Continued Dominant Position. During 2009, Alnylam received over 40 new patents worldwide. In 2009 and in 2010 to date, some notable achievements include:

  -- allowance by the United States Patent and Trademark Office (USPTO) of a new patent in the Crooke patent family (Application No. 10/078,949) covering methods of using chemically modified double-stranded RNA-containing compounds, such as siRNAs, to activate an RNA nuclease (RNase);

  -- notification from the European Patent Office (EPO) of a patent grant (EP1309726) in the Tuschl I patent series;

  -- an intent to grant in China for a patent in the Tuschl II patent series (ZL01820900.9);

  -- successful outcomes in European opposition proceedings for the Kreutzer-Limmer I ’235 (DE 10066235) and Kreutzer-Limmer II ’061 (EP1352061) patents, in addition to a notification from the EPO of a patent grant in the Kreutzer-Limmer III (EP1349927) patent series; and,

  -- allowance by the USPTO of a patent in the “Soutschek and Manoharan” patent family (Application No. 10/916,185) that covers chemically modified siRNAs with “drug-like” properties for in vivo delivery.

In addition, significant progress was made in the Regulus IP estate related to microRNA-based therapeutics, including:

-- allowance from the USPTO of a new patent (Application No. 11/747,409) and a grant from the Japanese Patent Office (JPO) for a patent (JP 4371812), both from the Tuschl III patent series, which pertains to the discovery of mammalian microRNAs;

-- grant from the USPTO of the Manoharan patent (US 7,582,744), which covers antagomirs; and,

-- allowance by the USPTO of a patent application within the Esau patent family (Application No. 10/909,125), which includes claims covering methods of inhibiting miR-122.

  Announced Additional New Patents Issued or Granted Today. Alnylam announced today the issuance or grant of the following new patents owned, controlled, or licensed by Alnylam in the RNAi therapeutics field:-- a new patent related to RNA activation (RNAa) from the Corey patent estate, which is exclusively licensed to Alnylam, was allowed by the USPTO (Application No. 11/599,566);-- new chemistry-related patents received notice of allowance from the USPTO (Application Nos. 11/119,533 and 10/985,426); and,-- allowance by the USPTO of new target-related patents (Application Nos. 11/959,936, 12/038,808, 11/694,215, 11/944,961, and 12/400,744) and the New Zealand Patent Office (556097).
  Joined Max Planck Society in Legal Action toward Whitehead Institute. Alnylam joined the Max Planck Society in taking legal action toward the Whitehead Institute. Also named in the suit are MIT and the University of Massachusetts. The complaint alleges that Whitehead has breached its contractual obligations to Max Planck and Alnylam in the manner in which it is prosecuting the Tuschl I patent applications and in its fiduciary duty to all of the co-owners of the Tuschl I patent series. In January 2010, the court granted Alnylam and Max Planck the right to file an amended complaint with additional claims, expanding upon the allegations in the original complaint. The court has rescheduled the start date of the trial, which is currently expected to start on June 1, 2010. In the field of RNAi therapeutics, Alnylam is the exclusive licensee of the Tuschl I patents and patent applications from Max Planck, MIT, and Whitehead. Alnylam is the exclusive licensee of the Tuschl II patents and patent applications from Max Planck.
  Joined GSK in Donating IP to Patent Pool for Neglected Tropical Diseases (NTDs). Alnylam is donating its RNAi IP, technology, and know-how to the patent pool established by GSK in 2009 for NTDs. The patent pool was formed by GSK to aid in the discovery and development of new medicines for the treatment of NTDs in the world’s least developed countries. BIO Ventures for Global Health (BVGH) was chosen to administer the patent pool.

Organizational Highlights

  Strengthened Management Team with Key Promotions. Alnylam promoted Akshay Vaishnaw, M.D., Ph.D., to the role of Senior Vice President, Clinical Research, and Muthiah Manoharan, Ph.D., to the role of Senior Vice President, Drug Discovery.
  Received Several Industry Acknowledgements. Alnylam received several notable industry awards in 2009, including the following:

  -- Alnylam was named one of the 2009 Best Places to Work in Industry by The Scientist magazine, ranking 6th on the Top 10 Small Companies list and 7th overall;

  -- Jason Rhodes, Vice President of Business Development and Antonin (Tony) de Fougerolles, Ph.D., Vice President of Research, Immunology, Metabolic and Viral Disease, received the 2009 Emerging Leadership Award from Pharmaceutical Executive magazine;

  -- Alnylam’s Chief Executive Officer, John Maraganore, Ph.D., was recognized as one of the 100 Most Inspiring People in the Life-sciences Industry by PharmaVOICE magazine;

  -- Alnylam was ranked number 80 in the Deloitte Technology Fast 500, an award that recognizes 500 of the fastest growing technology, media, telecommunications, life sciences, and clean technology companies in North America based on percentage of fiscal year revenue growth over five years; and,

  -- Alnylam was selected as one of the 50 most innovative companies in the world by the MIT Technology Review, an annual recognition given to companies across several industries who have demonstrated the most impressive innovation in commercializing new technologies.

Recent Alnylam Publications

In the fourth quarter of 2009 and to date in 2010, Alnylam and Regulus have published the following peer-reviewed papers:

  pre-clinical research demonstrating that lipophilic siRNAs mediate efficient gene silencing in oligodendrocytes with direct CNS delivery (Chen et al., Journal of Controlled Release, 10.1016/j.jconrel.2010.02.011, 2010);
  pre-clinical research describing further advancements in discovery and development of novel “lipidoid” formulations for the systemic delivery of RNAi therapeutics (Love et al., Proc. Natl Acad. Sci. USA, 107(5):1864-9, 2010);
  discovery of novel lipids using a rational design approach that can be incorporated into LNPs for the systemic delivery of RNAi therapeutics (Semple et al., Nature Biotechnology, 28: 172-178, 2010);
  data on the role of Ago2 on potential off-target effects of siRNAs (Vickers et al., Nucleic Acids Rec., 37(20):6927-41, 2009);
  pre-clinical research demonstrating that inhibition of microRNA-21 or -221 arrests cell cycle, induces apoptosis, and sensitizes the effects of gemcitabine in pancreatic adenocarcinoma (Park et al., Pancreas., 38(7):e190-9, 2009);
  pre-clinical research with in ovo application of antagomirs indicating a role for miR-196 in patterning the chick axial (McGlinn et al., Proc. Natl Acad. Sci. USA, 106(44):18610-5, 2009);
  pre-clinical data demonstrating that myc-regulated microRNAs attenuate embryonic stem cell differentiation (Lin et al., RN.EMBO J., 28(20):3065-6, 2009); and,
  pre-clinical data describing methods to mitigate off-target effects of siRNAs (Jackson et al., Nat Rev Drug Discov., 9(1):57-67, 2009).

Conference Call Information

Management will provide an update on the company, discuss fourth quarter and year end 2009 results, and discuss expectations for the future via conference call on February 25, 2010 at 4:30 p.m. ET. To access the call, please dial 800-299-0148 (domestic) or 617-801-9711 (international) five minutes prior to the start time and provide the passcode 31780756. A replay of the call will be available beginning at 7:30 p.m. ET on February 25, 2010. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 36368070.

A live audio webcast of the call will also be available on the “Investors” section of the company’s website, www.alnylam.com. An archived webcast will be available on the Alnylam website approximately two hours after the event.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNAs (siRNAs), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell. The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics; its most advanced program is in Phase II human clinical trials for the treatment of respiratory syncytial virus (RSV) infection. In addition, the company is developing RNAi therapeutics for the treatment of a wide range of disease areas, including liver cancers, transthyretin-mediated amyloidosis (ATTR), hypercholesterolemia, and Huntington’s disease. The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, and Cubist. Alnylam and Isis are joint owners of Regulus Therapeutics Inc., a company focused on the discovery, development, and commercialization of microRNA-based therapeutics. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

Alnylam Forward-Looking Statement

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, the need for novel RNAi therapeutics, Alnylam’s views with respect to the potential for RNAi therapeutics, including ALN-RSV, ALN-VSP, ALN-TTR, ALN-PCS, and ALN-HTT, and its expectations with respect to the timing and success of its clinical and pre-clinical trials, including its recently initiated Phase IIb trial for ALN-RSV01 and its plan to initiate clinical trials for ALN-TTR01 and ALN-PCS, the timing of regulatory filings, its expectations regarding the continued development and recent advances relating to the efficient delivery of RNAi therapeutics, the formation of new alliances, the establishment of its internal Alnylam Biotherapeutics effort and the potential of this effort to generate new business opportunities, its cash position at the end of 2010, its ongoing legal activities, and its ability to continue to generate revenue through existing and new alliances, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: Alnylam’s approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates; obtaining, maintaining and protecting intellectual property; Alnylam’s ability to enforce its patents against infringers and to defend its patent portfolio against challenges from third parties; Alnylam’s ability to obtain additional funding to support its business activities; Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; obtaining regulatory approval for the clinical development and commercialization of products; competition from others using technology similar to Alnylam’s and others developing products for similar uses; Alnylam’s dependence on current and future collaborators; and Alnylam’s short operating history; as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam does not assume any obligation to update any forward-looking statements.

ALNYLAM PHARMACEUTICALS, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Net revenues from research collaborators	$26,626	$24,404	$100,533	$96,163

Operating expenses:
Research and development (1)	21,575	24,943	108,730	96,883
General and administrative (1)	13,120	7,274	39,914	27,115
Total operating expenses	34,695	32,217	148,644	123,998
Loss from operations	(8,069)	(7,813)	(48,111)	(27,835)
Other income (expense):
Equity in loss of joint venture (Regulus Therapeutics Inc.)	(1,488)	(3,875)	(4,910)	(9,290)
Interest income	843	2,679	5,385	14,414
Interest expense	—	(256)	—	(872)
Other income (expense)	484	(71)	628	(1,947)
Total other income (expense)	(161)	(1,523)	1,103	2,305
Loss before income taxes	(8,230)	(9,336)	(47,008)	(25,530)
Benefit from (provision for) income taxes	439	(56)	(582)	(719)
Net Loss	$(7,791)	$(9,392)	$(47,590)	$(26,249)

Net loss per common share - basic and diluted	$(0.19)	$(0.23)	$(1.14)	$(0.64)

Weighted average common shares used to compute basic and diluted net loss per common share	41,812	41,375	41,633	41,077

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$2,005	$1,496	$11,415	$9,575
General and administrative	1,935	1,869	8,312	6,807

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	December 31,	December 31,
	2009	2008
Cash, cash equivalents and total marketable securities	$435,316	$512,709
Collaboration receivables	6,044	4,188
Prepaid expenses and other current assets	4,151	4,674
Total restricted cash	—	6,151
Property and equipment, net	18,324	19,194
Intangible assets, net	622	795
Total deferred tax assets	10,493	5,382
Investment in joint venture (Regulus Therapeutics Inc.)	6,435	1,583
Total assets	$481,385	$554,676
Income taxes payable	$5,644	$6,111
Accounts payable and accrued expenses	22,322	11,916
Total deferred revenue	271,813	329,985
Total deferred rent	3,447	4,293
Other long-term liabilities	194	246
Total stockholders' equity (41.8 million and 41.4 million common shares outstanding at December 31, 2009 and December 31, 2008, respectively)	177,965	202,125
Total liabilities and stockholders' equity	$481,385	$554,676

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2008.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Senior Director, Investor Relations and
Corporate Communications
or
Patricia Allen, 617-551-8362
Vice President, Finance and Treasurer